EXHIBIT 99.1

Hanmi Reports Second Quarter 2020 Results

2020 Second Quarter Highlights:

  Net income of $9.2 million, or $0.30 per diluted share, up from net income of $2.4 million, or $0.08 per diluted share, for the prior quarter and up from net income of $2.7 million, or $0.09 per diluted share, from the same quarter a year ago.
  Loans receivable of $4.83 billion, up 6.2% from the end of the prior quarter reflecting $308.8 million of loans originated through the Paycheck Protection Program (“PPP”) and $225.3 million of new loan and lease production; Loans receivable up 5.9% year-over-year.
  Deposits of $5.21 billion, up $627.7 million or 13.7% from the end of the first quarter, led principally from increases in noninterest-bearing deposits; Deposits up 9.4% from a year ago. Second quarter cost of interest-bearing deposits declined 45 basis points from the prior quarter.
  Credit loss expense, under the new accounting standard, was $24.6 million, compared with $15.7 million for the prior quarter, resulting in an allowance for credit losses of 1.79% of loans at June 30, 2020 – 1.91% excluding PPP loans.
  Nonperforming assets were 0.94% of total assets at quarter-end compared with 0.93% for the prior quarter.
  Net interest income was $44.4 million for the second quarter compared with $44.0 million for the previous quarter; net interest margin for the second quarter was 3.15% (3.21% excluding PPP loans) compared with 3.36% for the prior quarter.
  Noninterest income was $20.9 million, up from $6.2 million for the previous quarter, and included gains on sales of securities of $15.7 million.
  Noninterest expense was $27.1 million, down 12.7% from the previous quarter chiefly due to deferred PPP loan origination costs; Efficiency ratio for the second quarter was 41.51% (60.82% excluding securities gains and deferred PPP loan origination costs) compared with 61.89% for the prior quarter.
  Hanmi ended the second quarter with a tangible common equity to tangible assets ratio of 8.63% (9.07% excluding PPP loans) and remained well-capitalized with a Total Risk-Based capital ratio of 14.04% and a Common Equity Tier 1 capital ratio of 10.47% as of June 30, 2020.

For more information about our response to the COVID-19 pandemic, including detail regarding our participation in the PPP, our loan deferrals, including a breakdown by loan type and industry, as well as detail concerning our loan exposure to higher impacted industries, please see the Q2 2020 Investor Update (and Supplemental Financial Information), a copy of which is available on our website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

LOS ANGELES, July 28, 2020 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2020 second quarter of $9.2 million, or $0.30 per diluted share, compared with $2.4 million, or $0.08 per diluted share for the 2020 first quarter and $2.7 million, or $0.09 per diluted share for the 2019 second quarter.

Bonnie Lee, President and Chief Executive Officer, said, “In an extremely challenging and uncertain operating environment resulting from the ongoing COVID-19 pandemic, Hanmi’s performance in the second quarter was highlighted by solid loan growth and strong deposit gathering activities. During the quarter, loan production of $534.1 million increased by $281.7 million year-over-year, which helped drive loans receivable up by 6.2% compared with the prior quarter and 5.9% from a year ago. Second quarter loan production included $225.3 million in new loans as well as more than 3,000 loans totaling $308.8 million for the SBA’s Paycheck Protection Program. I am also very pleased with our deposit franchise as noninterest-bearing demand balances grew 36.5% in the quarter, resulting in total deposits increasing 13.7% for the quarter and 9.4% year-over-year.”

Ms. Lee further noted, “We also continue to diligently support our customers and our communities in this time of need. In addition to our efforts under the Paycheck Protection Program, we are working with borrowers through modifications, deferrals and other services to help businesses impacted by the pandemic. We remain extremely focused on the management of our loan and lease portfolio by providing individualized support to our customers during this pandemic. Our objective is simple—provide additional liquidity and payment flexibility for our customers as a means to avoid future charge-offs and ultimately help our customers through the crisis.”

Ms. Lee concluded, “Perhaps most importantly, Hanmi’s capital far exceeded the minimum thresholds to be deemed well-capitalized, and the Bank has ample liquidity. Our regulatory capital ratios are strong, and as we enter the second half of 2020, I believe Hanmi is well-positioned to address these challenging times.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	June 30,	March 31,	December 31,	September 30,	June 30,	Q2-20	Q2-20
	2020	2020	2019	2019	2019	vs. Q1-20	vs. Q2-19

Net income	$9,175	$2,350	$3,084	$12,376	$2,656	$6,825	$6,519
Net income per diluted common share	$0.30	$0.08	$0.10	$0.40	$0.09	$0.22	$0.21

Assets	$6,218,163	$5,617,690	$5,538,184	$5,527,982	$5,511,752	$600,473	$706,411
Loans receivable	$4,825,642	$4,543,636	$4,610,148	$4,569,837	$4,555,802	$282,006	$269,840
Deposits	$5,209,781	$4,582,068	$4,698,962	$4,690,141	$4,762,068	$627,713	$447,713

Return on average assets	0.63%	0.17%	0.22%	0.90%	0.19%	0.46	0.44
Return on average stockholders' equity	6.73%	1.69%	2.15%	8.67%	1.87%	5.04	4.86

Net interest margin (1)	3.15%	3.36%	3.32%	3.36%	3.30%	-0.21	-0.15
Efficiency ratio (2)	41.51%	61.89%	67.31%	64.04%	59.43%	-20.38	-17.92

Tangible common equity to tangible assets (3)	8.63%	9.65%	9.98%	10.20%	10.04%	-1.02	-1.41
Tangible common equity per common share (3)	$17.47	$17.67	$17.90	$18.05	$17.83	$(0.20)	$(0.36)

(1) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.
(2) Noninterest expense divided by net interest income plus noninterest income.
(3) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $44.4 million for the second quarter of 2020 compared with $44.0 million for the first quarter of 2020, an increase of 1.1%. Interest and fees on loans decreased 4.4%, or $2.4 million, from the preceding quarter primarily due to a 37 basis point reduction in average yields, reflecting the increase in lower yielding PPP loans and the full-quarter decline in the federal funds rate. Offsetting the decrease in interest income was a decrease in total interest expense of 24.5%, or $3.7 million, from the preceding quarter driven by a 45 basis point reduction in the average rate paid on interest-bearing deposits. This was principally due to the effect of management’s response to the decline in the general level of interest rates and a decrease in the average balance of time deposits. Second quarter loan prepayment penalties were $0.1 million compared with $0.5 million for the first quarter.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-20	Q2-20
Net Interest Income	2020	2020	2019	2019	2019	vs. Q1-20	vs. Q2-19

Interest and fees on loans receivable(1)	$52,230	$54,648	$56,267	$57,929	$56,872	-4.4%	-8.2%
Interest on securities	3,225	3,655	3,665	3,769	3,770	-11.8%	-14.5%
Dividends on FHLB stock	203	289	289	286	283	-29.8%	-28.3%
Interest on deposits in other banks	78	333	478	193	557	-76.6%	-86.0%
Total interest and dividend income	$55,736	$58,925	$60,699	$62,177	$61,482	-5.4%	-9.3%

Interest on deposits	8,889	12,742	14,699	15,995	16,728	-30.2%	-46.9%
Interest on borrowings	760	496	325	367	-	53.2%	0.0%
Interest on subordinated debentures	1,645	1,712	1,739	1,757	1,764	-3.9%	-6.7%
Total interest expense	11,294	14,950	16,763	18,119	18,492	-24.5%	-38.9%
Net interest income	$44,442	$43,975	$43,936	$44,058	$42,990	1.1%	3.4%

(1) Includes loans held for sale.

Net interest margin was 3.15% for the second quarter of 2020 compared with 3.36% for the first quarter of 2020, principally reflecting a 55 basis point decline in the yield on earning assets offset by a 45 basis point decline in the cost of interest-bearing deposits. The average earning asset yield was 3.95% for the second quarter of 2020 compared with 4.50% for the first quarter of 2020. The 55 basis point decline reflects the increase in lower-yielding PPP loans, the reduction in securities yields and in dividends on FHLB stock, the full-quarter effect of the decline in the federal funds rate and an overall lower rate environment. The cost of interest-bearing liabilities was 1.23% for the second quarter of 2020 compared with 1.70% for the first quarter of 2020. The 45 basis point decline in the cost of interest-bearing deposits drove the lower cost of interest-bearing liabilities.

	For the Three Months Ended (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-20	Q2-20
Average Earning Assets and Interest-bearing Liabilities	2020	2020	2019	2019	2019	vs. Q1-20	vs. Q2-19
Loans receivable (1)	$4,680,048	$4,518,395	$4,487,998	$4,519,770	$4,491,377	3.6%	4.2%
Securities	589,932	623,711	624,861	630,450	629,062	-5.4%	-6.2%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	386,956	104,513	114,462	35,140	92,753	270.2%	317.2%
Average interest-earning assets	$5,673,321	$5,263,004	$5,243,706	$5,201,745	$5,229,577	7.8%	8.5%

Demand: interest-bearing	$92,676	$82,934	$82,604	$82,665	$83,932	11.7%	10.4%
Money market and savings	1,677,081	1,687,013	1,640,162	1,555,639	1,541,976	-0.6%	8.8%
Time deposits	1,458,351	1,522,745	1,605,276	1,692,419	1,863,685	-4.2%	-21.7%
Average interest-bearing deposits	3,228,108	3,292,692	3,328,042	3,330,723	3,489,593	-2.0%	-7.5%
Borrowings	342,437	130,659	75,500	74,239	59	162.1%	580301.7%
Subordinated debentures	118,583	118,444	118,297	118,145	118,007	0.1%	0.5%
Average interest-bearing liabilities	$3,689,128	$3,541,795	$3,521,839	$3,523,107	$3,607,659	4.2%	2.3%

(1) Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-20	Q2-20
Average Yields and Rates	2020	2020	2019	2019	2019	vs. Q1-20	vs. Q2-19
Loans receivable(1)	4.49%	4.86%	4.97%	5.08%	5.08%	-0.37	-0.59
Securities (2)	2.19%	2.34%	2.35%	2.39%	2.40%	-0.15	-0.21
FHLB stock	5.00%	7.10%	7.00%	6.93%	6.93%	-2.10	-1.93
Interest-bearing deposits in other banks	0.08%	1.28%	1.66%	2.18%	2.41%	-1.20	-2.33
Interest-earning assets	3.95%	4.50%	4.59%	4.74%	4.72%	-0.55	-0.77

Interest-bearing deposits	1.11%	1.56%	1.75%	1.91%	1.92%	-0.45	-0.81
Borrowings	0.89%	1.53%	1.71%	1.96%	0.00%	-0.64	0.89
Subordinated debentures	5.55%	5.78%	5.88%	5.92%	5.96%	-0.23	-0.41
Interest-bearing liabilities	1.23%	1.70%	1.89%	2.04%	2.06%	-0.47	-0.83

Net interest margin (taxable equivalent basis)	3.15%	3.36%	3.32%	3.36%	3.30%	-0.21	-0.15

Cost of deposits	0.74%	1.11%	1.25%	1.37%	1.41%	-0.37	-0.67

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the second quarter of 2020, credit loss expense was $24.6 million, comprised of a $21.1 million provision for loan losses and a $3.5 million provision for off-balance sheet items. The provision for loan losses for the first quarter of 2020 was $14.9 million and was $16.7 million for the second quarter of 2019. The provision for off-balance sheet items was $0.8 million and $0.2 million for the first quarter of 2020 and second quarter of 2019, respectively. The increase in 2020 second quarter credit loss expense reflects the change in the assumptions in determining the allowance for credit losses including higher unemployment and lower economic activity. The 2020 first quarter expense included a specific qualitative provision of $7.4 million related to the COVID-19 crisis, a $4.9 million provision primarily for changes in other qualitative factors, and a $2.6 million specific provision for the previously identified troubled loan relationship.

Second quarter noninterest income increased to $20.9 million from $6.2 million for the first quarter, primarily due to $479.9 million in sales of securities resulting in $15.7 million in gains. The gains on sales of securities reflect the repositioning of the securities portfolio to capture the high-level of unrealized gains arising from the very low rate environment. Hanmi reinvested the proceeds into U.S. Treasuries and U.S. Government agencies and sponsored agencies mortgage-backed securities, collateralized mortgage obligations and notes. As expected, Hanmi did not sell any SBA loans during the second quarter because of the disruptions in the secondary market resulting from the COVID-19 crisis. Secondary market activity resumed late in the second quarter. As a result, there were $17.9 million of the guaranteed-portion of SBA 7(a) loans held for sale at June 30, 2020, with a weighted-average trade premium of 8.97%. The volume of SBA loans sold and gains on sales of SBA loans for the first quarter of 2020 were $18.2 million and $1.2 million, respectively. Servicing income increased in the 2020-second quarter from the resolution of outstanding servicing fees due on previously outstanding loans and a lower level of asset amortization. Other operating income for the second quarter of 2020 included $0.4 million of fee income, net of credit valuation adjustments, from $29.5 million notional amount of back-to-back loan swaps.

	For the Three Months Ended (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-20	Q2-20
Noninterest Income	2020	2020	2019	2019	2019	vs. Q1-20	vs. Q2-19
Service charges on deposit accounts	$2,032	$2,400	$2,589	$2,518	$2,486	-15.3%	-18.3%
Trade finance and other service charges and fees	961	986	1,267	1,191	1,204	-2.5%	-20.2%
Servicing income	855	561	227	614	600	52.5%	42.6%
Bank-owned life insurance income	276	277	281	279	281	-0.3%	-1.8%
All other operating income	1,095	845	846	491	293	29.5%	273.6%
Service charges, fees & other	5,219	5,069	5,210	5,093	4,864	3.0%	7.3%

Gain on sale of SBA loans	-	1,154	1,499	1,767	1,060	-100.0%	-100.0%
Net gain on sales of securities	15,712	-	-	-	570	0.0%	2656.4%
Gain on sale of bank premises	-	-	-	-	1,235	0.0%	-100.0%
Total noninterest income	$20,931	$6,223	$6,709	$6,860	$7,729	236.4%	170.8%

During the second quarter of 2020, noninterest expense decreased 12.7% to $27.1 million from $31.1 million for the first quarter primarily due to a $3.0 million decrease in salaries and benefits expense. A $2.4 million increase in deferred loan costs, principally from PPP loans, and $0.4 million of lower payroll taxes drove the decrease in salary and benefits expense. Higher noninterest income from securities transactions and lower noninterest expense from PPP loan originations resulted in an efficiency ratio of 41.51% for the 2020-second quarter compared with 61.89% in the prior quarter. Without the $15.7 million of securities transactions or $3.1 million in deferred loan costs from PPP loans, the efficiency ratio for the second quarter of 2020 would have been 60.82%.

	For the Three Months Ended (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-20	Q2-20
	2020	2020	2019	2019	2019	vs. Q1-20	vs. Q2-19
Noninterest Expense
Salaries and employee benefits	$14,701	$17,749	$17,752	$17,530	$16,881	-17.2%	-12.9%
Occupancy and equipment	4,508	4,475	4,547	4,528	3,468	0.7%	30.0%
Data processing	2,804	2,669	2,122	2,410	2,140	5.1%	31.0%
Professional fees	1,545	1,915	2,601	2,826	1,983	-19.3%	-22.1%
Supplies and communication	858	781	717	726	649	9.9%	32.2%
Advertising and promotion	456	734	1,165	927	945	-37.8%	-51.7%
All other operating expenses	2,457	2,743	3,411	3,500	3,920	-10.4%	-37.3%
subtotal	27,329	31,066	32,315	32,447	29,986	-12.0%	-8.9%

Other real estate owned expense (income)	(191)	2	40	160	158	-9664.7%	-221.1%
Impairment loss on bank premises	-	-	1,734	-	-	0.0%	0.0%
Total noninterest expense	$27,138	$31,068	$34,089	$32,607	$30,144	-12.7%	-10.0%

Hanmi recorded a provision for income taxes of $4.5 million for the second quarter of 2020, representing an effective tax rate of 32.7% compared with $1.0 million, representing an effective tax rate of 30.7% for the first quarter of 2020. The effective tax rate for the first six months of 2020 was 32.3%.

Financial Position
Total assets were $6.22 billion at June 30, 2020, a 10.7% increase from $5.62 billion at March 31, 2020. The increase in total assets was primarily due to an increase in loans driven by the PPP loans and an increase in cash and due from banks arising from the increase in deposits.

Loans receivable, before the allowance for credit losses, were $4.83 billion at June 30, 2020, up 6.2% from $4.54 billion at March 31, 2020. Loans held for sale, representing the guaranteed portion of SBA 7(a) loans were $17.9 million at the end of the second quarter; there were no loans held for sale at the end of the first quarter.

	As of (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-20	Q2-20
	2020	2020	2019	2019	2019	vs. Q1-20	vs. Q2-19
Loan Portfolio
Commercial real estate loans	$3,266,241	$3,187,189	$3,226,478	$3,209,752	$3,213,135	2.5%	1.7%
Residential real estate loans	354,064	379,116	402,028	436,576	458,327	-6.6%	-22.7%
Commercial and industrial loans	730,399	472,714	484,093	441,209	409,502	54.5%	78.4%
Leases	462,811	492,527	483,879	467,777	460,519	-6.0%	0.5%
Consumer loans	12,127	12,090	13,670	14,523	14,319	0.3%	-15.3%
Loans receivable	4,825,642	4,543,636	4,610,148	4,569,837	4,555,802	6.2%	5.9%
Loans held for sale	17,942	-	6,020	6,598	6,029	0.0%	197.6%
Total	$4,843,584	$4,543,636	$4,616,168	$4,576,435	$4,561,831	6.6%	6.2%

For the second quarter of 2020, commercial real estate loans as a percentage of loans receivable decreased to 67.7% compared with 70.5% for the same period last year. Commercial and industrial loans, which included $301.8 million of SBA guaranteed PPP loans, reached 15.1% of the portfolio at the end of the 2020-second quarter, up from 9.0% a year ago.

Hanmi generated strong loan production volume through the second quarter, with approximately $308.8 million of PPP loans. New loan production including PPP loans funded for the 2020 second quarter totaled $534.1 million at an average rate of 2.35%, while the average rate of loans paid off during the same period was 4.49%. Excluding PPP loans new loan production for the 2020 second quarter was $225.3 million at an average rate of 4.20%.

New Loan Production
(In thousands)
	For the Three Months Ended (in thousands)
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2020	2020	2019	2019	2019
New Loan Production
Commercial real estate loans	$129,432	$109,433	$185,070	$78,039	$105,527
Commercial and industrial loans	61,114	18,237	95,349	51,093	48,451
SBA loans	328,274	23,422	33,649	34,114	19,970
Leases receivable	15,279	56,849	65,525	52,333	77,983
Consumer loans	10	714	1,768	1,882	450
subtotal	534,109	208,655	381,361	217,461	252,381

Payoffs	(67,537)	(122,686)	(205,012)	(103,638)	(124,200)
Amortization	(90,678)	(95,414)	(77,580)	(70,407)	(77,417)
Loan sales	-	(18,352)	(26,087)	(24,286)	(16,650)
Net line utilization	(92,230)	(11,242)	(31,333)	(4,012)	(52,404)
Charge-offs & OREO	(1,658)	(27,473)	(1,038)	(1,084)	(1,527)

Loans receivable-beginning balance	4,543,636	4,610,148	4,569,837	4,555,803	4,575,620
Loans receivable-ending balance	$4,825,642	$4,543,636	$4,610,148	$4,569,837	$4,555,803

Deposits totaled $5.21 billion at the end of the second quarter, compared with $4.58 billion at the end of the preceding quarter. Noninterest-bearing demand deposits, interest-bearing demand deposits and money market and savings deposits led this growth with increases of 36.5%, 11.0% and 10.0%, respectively. The increase in deposits reflects depositors placing their PPP loan proceeds and proceeds from other government assistance programs, as well as an increase from our marketing efforts and depositors seeking safety for their funds. At June 30, 2020 the loan-to-deposit ratio fell to 92.6% compared with 99.2% at the end of the previous quarter.

	As of (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-20	Q2-20
	2020	2020	2019	2019	2019	vs. Q1-20	vs. Q2-19
Deposit Portfolio
Demand: noninterest-bearing	$1,865,213	$1,366,270	$1,391,624	$1,388,121	$1,312,577	36.5%	42.1%
Demand: interest-bearing	96,941	87,313	84,323	84,155	80,248	11.0%	20.8%
Money market and savings	1,812,612	1,648,022	1,667,096	1,590,037	1,528,000	10.0%	18.6%
Time deposits	1,435,015	1,480,463	1,555,919	1,627,828	1,841,243	-3.1%	-22.1%
Total deposits	$5,209,781	$4,582,068	$4,698,962	$4,690,141	$4,762,068	13.7%	9.4%

At June 30, 2020, the Bank had $150.0 million in borrowings from the FHLB with $1.4 billion of remaining unused availability. In addition, the Bank had $101.8 million of borrowings under the PPP Liquidity Facility at the end of the 2020-second quarter; the Bank repaid these borrowings in July 2020. As of the end of the second quarter of 2020, the Bank had unused secured and unsecured facilities of $1.7 billion and $115.0 million, respectively.

At June 30, 2020 the Company had $20.3 million of cash on deposit with the Bank. Hanmi continues to believe it has ample liquidity resources to operate in the evolving, uncertain macroeconomic environment resulting from the COVID-19 crisis, and is continuously evaluating potential liquidity requirements.

At June 30, 2020, stockholders’ equity was $547.4 million, compared with $553.0 million at March 31, 2020. Tangible common stockholders’ equity was $535.7 million, or 8.63% of tangible assets, at June 30, 2020 compared with $541.2 million, or 9.65% of tangible assets at the end of the first quarter. The ratio of tangible common equity to tangible assets excluding the $301.8 million of PPP loans was 9.07% at the end of the 2020-second quarter. Tangible book value per share decreased to $17.47 at June 30, 2020 from $17.67 at the end of the prior quarter.

Hanmi continues to be well capitalized for regulatory purposes, with a preliminary Tier 1 risk-based capital ratio of 10.86% and a Total risk-based capital ratio of 14.04% at June 30, 2020, versus 11.52% and 14.77%, respectively, at the end of the first quarter.

	As of					Amount Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-20	Q2-20
	2020	2020	2019	2019	2019	vs. Q1-20	vs. Q2-19
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	14.04%	14.77%	15.11%	15.07%	14.99%	-0.73	-0.95
Tier 1 risk-based capital	10.86%	11.52%	11.78%	11.91%	11.83%	-0.66	-0.97
Common equity tier 1 capital	10.47%	11.09%	11.36%	11.49%	11.41%	-0.62	-0.94
Tier 1 leverage capital ratio	9.69%	9.91%	10.15%	10.43%	10.20%	-0.22	-0.51
Hanmi Bank
Total risk-based capital	13.62%	14.29%	14.64%	14.65%	14.62%	-0.67	-1.00
Tier 1 risk-based capital	12.37%	13.12%	13.39%	13.55%	13.54%	-0.75	-1.17
Common equity tier 1 capital	12.37%	13.12%	13.39%	13.55%	13.54%	-0.75	-1.17
Tier 1 leverage capital ratio	11.04%	11.35%	11.56%	11.86%	11.67%	-0.31	-0.63

(1) Preliminary ratios for June 30, 2020

Asset Quality
Loans and leases 30 to 89 days past due and still accruing were 0.21% of loans and leases at the end of the second quarter of 2020, compared with 0.22% at the end of the first quarter.

Classified loans were $93.9 million at June 30, 2020 compared with $88.2 million at the end of the first quarter, while special mention loans were $21.1 million at the end of the second quarter compared with $20.9 million at March 31, 2020. The increase in classified loans primarily represents the addition of $2.5 million of past due leases, $2.5 million of commercial real estate loans and $1.0 million of residential mortgages.

Nonperforming loans were $58.3 million at the end of the second quarter of 2020, or 1.21% of loans compared with $52.2 million at the end of the first quarter, or 1.15% of the portfolio. The increase in nonperforming loans reflects the addition of three loans totaling $22.9 million and leases totaling $1.6 million offset by the pay-off of the $5.5 million film-tax credit loan that was past due 90 days or more at the end of the first quarter, as well as two other loans totaling $14.1 million returning to accruing status.

Nonperforming assets were $58.4 million at the end of the second quarter of 2020, or 0.94% of total assets, compared with $52.3 million, or 0.93% of assets, at the end of the prior quarter.

At the end of the second quarter the Bank had approved 2,443 modifications totaling $1.4 billion in loans and leases, or approximately 29% of the portfolio, of which 698 or $1.3 billion represented loan modifications and 1,745 or $0.1 million represented lease modifications.

Gross charge-offs for the second quarter of 2020 were $1.6 million compared with $27.5 million for the preceding quarter, $25.2 million of which related to a troubled loan relationship. Recoveries of previously charged-off loans for the second quarter of 2020 were $0.3 million compared with $0.2 million for the preceding quarter. As a result, there were net charge-offs of $1.3 million for the second quarter of 2020, compared with net charge-offs of $27.3 million for the preceding quarter. For the second quarter of 2020 net charge-offs represented an annualized 0.11% of average loans compared with 2.41% of average loans for the first quarter – or 0.19% excluding the charge-off of the troubled loan relationship.

The allowance for credit losses was $86.3 million as of June 30, 2020 generating an allowance for credit losses to loans of 1.79% (1.91% excluding the PPP loans) compared with 1.46% at the end of the prior quarter. The increase in the allowance from the first quarter reflects the change in macroeconomic assumptions including a higher projected average unemployment rate for the subsequent four quarters and a lower projected annual GDP growth rate. Hanmi recognizes the inherent uncertainties in the estimate of the allowance for credit losses and the effects this crisis may have on our borrowers. Hanmi expects the estimate of the allowance for credit losses will change in future periods because of changes in economic conditions, economic forecasts, and other factors.

	As of or for the Three Months Ended (in thousands)								Amount Change
	Jun 30,	Mar 31,		Dec 31,		Sep 30,		Jun 30,	Q2-20	Q2-20
	2020	2020		2019		2019		2019	vs. Q1-20	vs. Q2-19
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$9,984	$10,001		$10,251		$8,085		$11,210	$(17)	$(1,226)
Delinquent loans to total loans	0.21%	0.22%		0.22%		0.18%		0.25%	-0.01	-0.04

Criticized loans:
Special mention	$21,133	$20,945		$26,632		$27,400		$23,820	$188	$(2,687)
Classified	93,924	88,225		94,025		80,734		75,686	5,699	18,238
Total criticized loans	$115,057	$109,170		$120,657		$108,134		$99,506	$5,887	$15,551

Nonperforming assets:
Nonaccrual loans	$58,262	$46,383		$63,761		$64,194		$63,031	$11,879	$(4,769)
Loans 90 days or more past due and still accruing	-	5,843		-		544		-	(5,843)	-
Nonperforming loans	58,262	52,226		63,761		64,738		63,031	6,036	(4,769)
Other real estate owned, net	148	63		63		330		507	85	(359)
Nonperforming assets	$58,410	$52,289		$63,824		$65,068		$63,538	$6,121	$(5,128)

Nonperforming loans to total loans	1.21%	1.15%		1.38%		1.43%		1.38%
Nonperforming assets to assets	0.94%	0.93%		1.15%		1.18%		1.15%

Allowance for credit losses:
Balance at beginning of period	$66,500	$61,408		$50,712		$49,386		$32,896
Impact of CECL adoption	-	17,433		-		-		-
Provision for loan losses	21,131	14,916		10,751		1,602		16,699
Net loan (charge-offs) recoveries	(1,301)	(27,257)		(55)		(276)		(209)
Balance at end of period	$86,330	$66,500	#	$61,408	#	$50,712	#	$49,386

Net loan charge-offs to average loans (1)	0.11%	2.41%		0.00%		0.02%		0.02%
Allowance for credit losses to loans	1.79%	1.46%		1.33%		1.11%		1.08%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$2,885	$2,397		$1,542		$1,333		$1,100
Impact of CECL adoption	-	(335)		-		-		-
Provision for loss on off-balance sheet items	3,462	823		855		209		233
Balance at end of period	$6,347	$2,885		$2,397		$1,542		$1,333

Commitments to extend credit	$486,852	$375,233		$371,287		$346,182		$311,128

(1) Annualized

Corporate Developments
On May 1, 2020 Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2020 second quarter of $0.12 per share. The dividend was paid on May 29, 2020 to stockholders of record as of the close of business on May 11, 2020.

Conference Call
Management will host a conference call today, July 28, 2020 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  the effect of potential future supervisory action against us or Hanmi Bank;
  our ability to remediate any material weakness in our internal controls over financial reporting;
  general economic and business conditions internationally, nationally and in those areas in which we operate;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  fluctuations in interest rates and a decline in the level of our interest rate spread;
  risks of natural disasters;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  our inability to successfully implement future information technology enhancements;
  difficult business and economic conditions that can adversely affect our industry and business, including competition and lack of soundness of other financial institutions, fraudulent activity and negative publicity;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  our ability to identify a suitable strategic partner or to consummate a strategic transaction;
  the adequacy of our allowance for credit losses;
  our credit quality and the effect of credit quality on our provision for loan losses and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses;
  changes in securities markets; and
  risks as it relates to cyber security against our information technology and those of our third-party providers and vendors.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;
  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;
  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
  our allowance for credit losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income;
  a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill or our servicing assets;
  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;
  a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
  litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guaranties;
  our cyber security risks are increased as the result of an increase in the number of employees working remotely;
  FDIC premiums may increase if the agency experiences additional resolution costs; and
  the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations / Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	June 30,	March 31,	Percentage	June 30,	Percentage
	2020	2020	Change	2019	Change
Assets
Cash and due from banks	$546,048	$290,546	87.9%	$130,851	317.3%
Securities available for sale, at fair value	655,971	622,206	5.4%	639,995	2.5%
Loans held for sale, at the lower of cost or fair value	17,942	-	-	6,029	197.6%
Loans receivable, net of allowance for credit losses	4,739,312	4,477,136	5.9%	4,506,416	5.2%
Accrued interest receivable	21,372	11,536	85.3%	12,946	65.1%
Premises and equipment, net	26,412	26,374	0.1%	26,698	-1.1%
Customers' liability on acceptances	-	102	-100.0%	849	-100.0%
Servicing assets	6,187	6,727	-8.0%	7,567	-18.2%
Goodwill and other intangible assets, net	11,742	11,808	-0.6%	12,028	-2.4%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	53,334	53,058	0.5%	52,222	2.1%
Prepaid expenses and other assets	123,458	101,813	21.3%	99,766	23.7%
Total assets	$6,218,163	$5,617,690	10.7%	$5,511,752	12.8%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,865,213	$1,366,270	36.5%	$1,312,577	42.1%
Interest-bearing	3,344,568	3,215,797	4.0%	3,449,491	-3.0%
Total deposits	5,209,781	4,582,068	13.7%	4,762,068	9.4%
Accrued interest payable	8,655	9,693	-10.7%	11,438	-24.3%
Bank's liability on acceptances	-	102	-100.0%	849	-100.0%
Borrowings	251,808	300,000	-16.1%	-	-
Subordinated debentures	118,670	118,523	0.1%	118,087	0.5%
Accrued expenses and other liabilities	81,813	54,347	50.5%	54,852	49.2%
Total liabilities	5,670,727	5,064,732	12.0%	4,947,294	14.6%

Stockholders' equity:
Common stock	33	33	-1.0%	33	0.0%
Additional paid-in capital	577,211	576,585	0.1%	571,105	1.1%
Accumulated other comprehensive income	335	11,867	-97.2%	2,375	-85.9%
Retained earnings	88,859	83,355	6.6%	100,021	-11.2%
Less treasury stock	(119,002)	(118,882)	0.1%	(109,076)	-9.1%
Total stockholders' equity	547,436	552,958	-1.0%	564,458	-3.0%
Total liabilities and stockholders' equity	$6,218,163	$5,617,690	10.7%	$5,511,752	12.8%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	June 30,	March 31,	Percentage	June 30,	Percentage
	2020	2020	Change	2019	Change
Interest and dividend income:
Interest and fees on loans receivable	$52,230	$54,648	-4.4%	$56,872	-8.2%
Interest on securities	3,225	3,655	-11.8%	3,770	-14.5%
Dividends on FHLB stock	203	289	-29.8%	283	-28.3%
Interest on deposits in other banks	78	333	-76.6%	557	-86.0%
Total interest and dividend income	55,736	58,925	-5.4%	61,482	-9.3%
Interest expense:
Interest on deposits	8,889	12,742	-30.2%	16,728	-46.9%
Interest on borrowings	760	496	53.2%	-	-
Interest on subordinated debentures	1,645	1,712	-3.9%	1,764	-6.7%
Total interest expense	11,294	14,950	-24.5%	18,492	-38.9%
Net interest income before credit loss expense	44,442	43,975	1.1%	42,990	3.4%
Credit loss expense	24,594	15,739	56.3%	16,699	47.3%
Net interest income after credit loss expense	19,848	28,236	-29.7%	26,291	-24.5%
Noninterest income:
Service charges on deposit accounts	2,032	2,400	-15.3%	2,486	-18.3%
Trade finance and other service charges and fees	961	986	-2.5%	1,204	-20.2%
Gain on sale of Small Business Administration ("SBA") loans	-	1,154	-100.0%	1,060	-100.0%
Net gain on sales of securities	15,712	-	-	570	2656.4%
Other operating income	2,226	1,683	32.3%	2,409	-7.6%
Total noninterest income	20,931	6,223	236.4%	7,729	170.8%
Noninterest expense:
Salaries and employee benefits	14,701	17,749	-17.2%	16,881	-12.9%
Occupancy and equipment	4,508	4,475	0.7%	3,468	30.0%
Data processing	2,804	2,669	5.1%	2,140	31.0%
Professional fees	1,545	1,915	-19.3%	1,983	-22.1%
Supplies and communications	858	781	9.9%	649	32.2%
Advertising and promotion	456	734	-37.8%	945	-51.7%
Other operating expenses	2,266	2,745	-17.4%	4,078	-44.4%
Total noninterest expense	27,138	31,068	-12.7%	30,144	10.0%
Income before tax	13,641	3,391	302.3%	3,876	251.9%
Income tax expense	4,466	1,041	329.0%	1,220	266.0%
Net income	$9,175	$2,350	290.4%	$2,656	245.4%
					-
Basic earnings per share:	$0.30	$0.08		$0.09
Diluted earnings per share:	$0.30	$0.08		$0.09

Weighted-average shares outstanding:
Basic	30,426,967	30,469,022		30,685,301
Diluted	30,426,967	30,472,899		30,727,681
Common shares outstanding	30,657,629	30,622,741		30,975,163

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)
	Six Months Ended
	June 30,	June 30,	Percentage
	2020	2019	Change
Interest and dividend income:
Interest and fees on loans receivable	$106,878	$115,206	-7.2%
Interest on securities	6,880	7,226	-4.8%
Dividends on FHLB stock	492	572	-14.0%
Interest on deposits in other banks	411	892	-53.9%
Total interest and dividend income	114,661	123,896	-7.5%
Interest expense:
Interest on deposits	21,631	32,410	-33.3%
Interest on borrowings	1,256	72	1644.6%
Interest on subordinated debentures	3,357	3,536	-5.1%
Total interest expense	26,244	36,018	-27.1%
Net interest income before credit loss expense	88,417	87,878	0.6%
Credit loss expense	40,333	17,816	126.4%
Net interest income after credit loss expense	48,084	70,062	-31.4%
Noninterest income:
Service charges on deposit accounts	4,432	4,844	-8.5%
Trade finance and other service charges and fees	1,948	2,328	-16.3%
Gain on sale of Small Business Administration ("SBA") loans	1,154	1,986	-41.9%
Net gain on sales of securities	15,712	1,295	1113.3%
Other operating income	3,908	3,530	10.7%
Total noninterest income	27,154	13,983	94.2%
Noninterest expense:
Salaries and employee benefits	32,451	32,619	-0.5%
Occupancy and equipment	8,983	7,989	12.4%
Data processing	5,472	4,223	29.6%
Professional fees	3,461	3,632	-4.7%
Supplies and communications	1,639	1,493	9.8%
Advertising and promotion	1,190	1,705	-30.2%
Other operating expenses	5,010	7,549	-33.6%
Total noninterest expense	58,206	59,210	-1.7%
Income before tax	17,032	24,835	-31.4%
Income tax expense	5,506	7,507	-26.7%
Net income	$11,526	$17,328	-33.5%

Basic earnings per share:	$0.38	$0.56
Diluted earnings per share:	$0.38	$0.56

Weighted-average shares outstanding:
Basic	30,447,984	30,688,698
Diluted	30,450,231	30,729,020
Common shares outstanding	30,657,629	30,975,163

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,680,048	$52,230	4.49%	$4,518,395	$54,648	4.86%	$4,491,377	$56,872	5.08%
Securities (2)	589,932	3,225	2.19%	623,711	3,655	2.34%	629,062	3,774	2.40%
FHLB stock	16,385	203	5.00%	16,385	289	7.10%	16,385	283	6.93%
Interest-bearing deposits in other banks	386,956	78	0.08%	104,513	333	1.28%	92,753	557	2.41%
Total interest-earning assets	5,673,321	55,736	3.95%	5,263,004	58,925	4.50%	5,229,577	61,486	4.72%

Noninterest-earning assets:
Cash and due from banks	69,667			97,896			100,916
Allowance for credit losses	(66,926)			(61,054)			(34,714)
Other assets	219,383			204,807			203,870
Total assets	$5,895,445			$5,504,653			$5,499,649

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$92,676	$18	0.08%	$82,934	$21	0.10%	$83,932	$32	0.15%
Money market and savings	1,677,081	2,309	0.55%	1,687,013	4,780	1.14%	1,541,976	6,083	1.58%
Time deposits	1,458,351	6,562	1.81%	1,522,745	7,942	2.10%	1,863,685	10,613	2.28%
Total interest-bearing deposits	3,228,108	8,889	1.11%	3,292,692	12,743	1.56%	3,489,593	16,728	1.92%
Borrowings	342,437	760	0.89%	130,659	496	1.53%	59	-	0.00%
Subordinated debentures	118,583	1,645	5.55%	118,444	1,712	5.78%	118,007	1,764	5.96%
Total interest-bearing liabilities	3,689,128	11,294	1.23%	3,541,795	14,951	1.70%	3,607,659	18,492	2.06%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,589,668			1,333,697			1,257,184
Other liabilities	68,311			69,205			66,053
Stockholders' equity	548,338			559,956			568,753

Total liabilities and stockholders' equity	$5,895,445			$5,504,653			$5,499,649

Net interest income (tax equivalent basis)		$44,442			$43,974			$42,994

Cost of deposits			0.74%			1.11%			1.41%
Net interest spread (taxable equivalent basis)			2.72%			2.80%			2.66%
Net interest margin (taxable equivalent basis)			3.15%			3.36%			3.30%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Six Months Ended
	June 30, 2020			June 30, 2019
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,599,222	$106,878	4.67%	$4,512,134	$115,206	5.15%
Securities (2)	606,821	6,880	2.27%	609,414	7,371	2.42%
FHLB stock	16,385	492	6.05%	16,385	572	7.04%
Interest-bearing deposits in other banks	245,734	411	0.34%	72,997	892	2.46%
Total interest-earning assets	5,468,162	114,661	4.22%	5,210,930	124,041	4.80%

Noninterest-earning assets:
Cash and due from banks	83,782			104,932
Allowance for credit losses	(63,990)			(33,356)
Other assets	212,595			184,702

Total assets	$5,700,549			$5,467,208

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$87,805	$39	0.09%	$84,608	$61	0.15%
Money market and savings	1,682,047	7,088	0.85%	1,534,385	11,760	1.55%
Time deposits	1,490,548	14,504	1.96%	1,858,155	20,589	2.23%
Total interest-bearing deposits	3,260,400	21,631	1.33%	3,477,148	32,410	1.88%
Borrowings	236,548	1,256	1.07%	5,306	72	2.74%
Subordinated debentures	118,513	3,357	5.67%	117,935	3,536	5.99%
Total interest-bearing liabilities	3,615,461	26,244	1.46%	3,600,389	36,018	2.02%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,461,682			1,254,437
Other liabilities	69,259			48,971
Stockholders' equity	554,147			563,411

Total liabilities and stockholders' equity	$5,700,549			$5,467,208

Net interest income (tax equivalent basis)		$88,417			$88,023

Cost of deposits			0.92%			1.38%
Net interest spread (taxable equivalent basis)			2.76%			2.78%
Net interest margin (taxable equivalent basis)			3.25%			3.41%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	June 30,	March 31,	December 31,	September 30,	June 30,
Hanmi Financial Corporation	2020	2020	2019	2019	2019
Assets	$6,218,163	$5,617,690	$5,538,184	$5,527,982	$5,511,752
Less goodwill and other intangible assets	(11,742)	(11,808)	(11,873)	(11,950)	(12,028)
Tangible assets	$6,206,421	$5,605,882	$5,526,311	$5,516,032	$5,499,724

Stockholders' equity (1)	$547,436	$552,958	$563,267	$574,527	$564,458
Less goodwill and other intangible assets	(11,742)	(11,808)	(11,873)	(11,950)	(12,028)
Tangible stockholders' equity (1)	$535,694	$541,150	$551,394	$562,577	$552,430

Stockholders' equity to assets	8.81%	9.84%	10.17%	10.39%	10.24%
Tangible common equity to tangible assets (1)	8.63%	9.65%	9.98%	10.20%	10.04%

Common shares outstanding	30,657,629	30,622,741	30,799,624	31,173,881	30,975,163
Tangible common equity per common share	$17.47	$17.67	$17.90	$18.05	$17.83

(1) There were no preferred shares outstanding at the periods indicated.

Paycheck Protection Program

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was adopted, which included authorization for the U.S. Small Business Administration (the “SBA”) to introduce a new program, entitled the “Paycheck Protection Program,” which provides loans for eligible businesses through the SBA’s 7(a) loan guaranty program. These loans are fully guaranteed and available for loan forgiveness of up to the full principal amount so long as certain employee and compensation levels of the business are maintained and the proceeds of the loan are used as required under the program. The Paycheck Protection Program (“PPP”) and loan forgiveness are intended to provide economic relief to small businesses nationwide adversely impacted under the COVID-19 pandemic.

Hanmi participated in this program and the financial information for the 2020 second quarter reflects this participation. This table below shows financial information excluding the effect of the origination of the PPP loans, including the corresponding interest income earned on such loans, which constitutes a non-GAAP measure. Management believes the presentation of certain financial measures excluding the effect of PPP loans provides useful supplemental information that is essential to a proper understanding of the financial condition and results of operations of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial measures that may be used by other companies.

PPP non-GAAP Financial Data (Unaudited)
(In thousands, except ratios)

As of June 30, 2020

Tangible assets	$6,206,421
Less PPP loans	(301,836)
Tangible assets adjusted for PPP loans	$5,904,585

Tangible stockholders' equity	$535,694

Tangible common equity to tangible assets (1)	8.63%
Tangible common equity to tangible assets adjusted for PPP loans (1)	9.07%

(1) There were no preferred shares outstanding at June 30, 2020

Allowance for credit losses	$86,330

Loans receivable	$4,825,642
Less PPP loans	(301,836)
Loans receivable adjusted for PPP loans	$4,523,806

Allowance for credit losses to loans receivable	1.79%
Allowance for credit losses to loans receivable adjusted for PPP loans	1.91%

For the Three Months Ended June 30, 2020
Net interest income	$44,442
Less PPP loan interest income	(1,129)
Net interest income adjusted for PPP loans	$43,313

Average interest-earning assets	$5,673,321
Less average PPP loans	(251,758)
Average interest-earning assets adjusted for PPP loans	$5,421,563

Net interest margin (1)	3.15%
Net interest margin adjusted for PPP loans (1)	3.21%

(1) net interest income (as applicable) divided by average interest-earning assets (as applicable), annualized

Noninterest expense	$27,138
Less PPP deferred orgination costs	3,064
Noninterest expense adjusted for PPP loans	$30,202

Net interest income plus noninterest income	$65,373
Less net gain on sales of securities	(15,712)
Net interest income plus noninterest income adjusted for net securities gains	$49,661

Efficiency ratio (1)	41.51%
Efficiency ratio adjusted for PPP loans and securities gains (1)	60.82%

(1) noninterest expense (as applicable) divided by the sum of net interest income and noninterest income (as applicable)